                                                                     EXHIBIT 2.4

                              STOCKHOLDER AGREEMENT

         THIS STOCKHOLDER AGREEMENT (this "Agreement"), dated as of February 14, 2005, is made by and among MLB Advanced Media, L.P., a Delaware limited liability partnership ("Parent"), MLBAM Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and Sports Capital Partners, L.P., Sports Capital Partners (Cayman Islands), L.P. and Sports Capital Partners CEV, LLC (each, a "Stockholder" and collectively, the "Stockholders").

                                   WITNESSETH:

         WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Purchaser and Tickets.com, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which the Purchaser will be merged with and into the Company (the "Merger"); and

         WHEREAS, in furtherance of the Merger, Parent and the Company desire that after the announcement of the execution of the Merger Agreement, the Purchaser shall commence a cash tender offer (the "Offer") to purchase at the Offer Price all outstanding shares of Common Stock (each as defined in Section 1 hereof), including all of the Securities (as defined in Section 2 hereof) beneficially owned by each Stockholder; and

         WHEREAS, as a condition to entering into the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

         1. Definitions. For purposes of this Agreement:

            (a) "Beneficially Owned" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person (as hereinafter defined) shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

            (b) "Common Stock" shall mean the Common Stock, $0.000225 par value, of the Company.

            (c) "Offer Price" shall mean cash in the amount of $1.10 per share of Common Stock or, if greater, the price per share paid by the Purchaser in the Offer.

            (d) "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

            (e) "Series F Preferred Stock" shall mean the Series F Senior Cumulative Redeemable Preferred Stock, par value $0.000225 per share, of the Company.

            (f) Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

         2. Tender of Shares.


            (a) Each Stockholder hereby agrees (i) to convert (or cause the record owner of such shares to convert), not later than the second business day after commencement of the Offer pursuant to Section 1.01 of the Merger Agreement and Rule 14d-2 under the Exchange Act, the number of shares of Series F Preferred Stock set forth opposite such Stockholder's name on Schedule I hereto (the "Preferred Stock"), into the number of shares of Common Stock into which such Series F Preferred Stock is then convertible pursuant to its terms set forth in the Company's Certificate of the Powers, Designations, Preferences and Rights of the Series F Senior Cumulative Redeemable Preferred Stock (the "Certificate of Designation"), which is attached hereto as Exhibit A, and (ii) to validly tender (or cause the record owner of such shares to validly tender), and not to withdraw, pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer pursuant to Section 1.01 of the Merger Agreement and Rule 14d-2 under the Exchange Act, all shares of Common Stock Beneficially Owned by such Stockholder, including all shares of Common Stock acquired upon conversion of the Preferred Stock as provided above (the "Existing Securities", and together with any other shares of Common Stock acquired by such Stockholder in any capacity after the date hereof and prior to the termination of this Agreement by means of purchase, dividend, distribution, exercise of options, warrants or other rights to acquire Common Stock or in any other way, the "Securities"). Each Stockholder hereby acknowledges and agrees that Parent's and the Purchaser's obligation to accept for payment and pay for the Securities in the Offer, including the Securities Beneficially Owned by such Stockholder, is subject to the terms and conditions of the Offer.

            (b) Each Stockholder hereby permits Parent and the Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement.

         3. Additional Agreements.

            (a) Voting Agreement. Each Stockholder shall, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, vote (or cause to be voted) all Securities then held of record or Beneficially Owned by such Stockholder, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and (ii) against any proposal relating to an Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this

Agreement, or result in a material breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions set forth in Annex I to the Merger Agreement or set forth in Article VI of the Merger Agreement not being fulfilled.

            (b) No Inconsistent Arrangements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, it shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge (other than a pledge which does not impair such Stockholder's ability to perform under this Agreement) or other disposition), or consent to any transfer of, any or all of the Securities or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Securities or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Securities,
(iv) deposit the Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Securities or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

            (c) No Solicitation. Each Stockholder hereby agrees, in the capacity as a stockholder of the Company, that neither such Stockholder nor any of its representatives or agents shall (and, if such Stockholder is a corporation, partnership, trust or other entity, such Stockholder shall cause its officers, directors, partners, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants (collectively, the "Stockholder Representatives"), not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other (i) than Parent, the Purchaser or any of their respective affiliates or representatives or (ii) any of the Stockholder Representatives) concerning any proposal relating to an Acquisition Proposal. Each Stockholder will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any proposal relating to an Acquisition Proposal. Each Stockholder will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by such Stockholder in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry, which it may receive in respect of any such Acquisition Proposal. For the avoidance of doubt, the foregoing shall not restrict or prohibit any action of any of the Stockholder Representatives, in its capacity as a Stockholder Representative, to the extent such action is permitted pursuant to and in accordance with the terms of this Agreement or the Merger Agreement, is necessary to discharge its fiduciary duties, or is otherwise required in accordance with applicable Law.

            (d) Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. Each party shall use commercially reasonable efforts to promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

            (e) Waiver of Dissenters' Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have.

         4. Representations and Warranties of each Stockholder. Each Stockholder hereby represents and warrants to Parent and the Purchaser that the following statements contained in this Section 4 are correct and complete as of the date of this Agreement, and will be complete and correct as of the Closing Date (as though made then and as through the Closing Date):

            (a) Ownership of Securities. Each Stockholder is the record and Beneficial Owner of the Existing Securities set forth opposite such Stockholder's name on Schedule I hereto. On the date hereof, the Existing Securities set forth opposite each Stockholder's name on Schedule I hereto constitute all of the Securities owned of record or Beneficially Owned by such Stockholder.

            (b) Power; Binding Agreement. Each Stockholder has the power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by each Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by each Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which any Stockholder is a trustee, or any party to any other agreement or arrangement, whose consent is required and not received with respect to the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

            (c) No Conflicts. To the knowledge of each Stockholder, except for any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the Exchange Act (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby and the compliance by such Stockholder with the provisions hereof and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof, except in cases in which any conflict, breach, default or violation described below would not have a material adverse effect with the ability of such Stockholder to perform such Stockholder's obligations hereunder, shall (A) conflict with or result in any breach of any organizational documents applicable to such Stockholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

            (d) No Liens. Except as permitted by this Agreement, the Existing Securities set forth opposite each Stockholder's name on Schedule I hereto and the certificates representing such securities are as of the date of this Agreement, and will be as of the Closing Date, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such Liens or proxies arising hereunder.

            (e) No Finder's Fees. Stockholder has no liability or obligation to pay broker's, finder's, financial adviser's or other similar fee or commission to any broker, investment banker, financial advisor or other person in connection with the transactions contemplated by this Agreement for which Parent or the Purchaser could become liable or obligated.

         5. Representations and Warranties of Parent and the Purchaser. Each of Parent and the Purchaser hereby represents and warrants to each Stockholder that the following statements contained in this Section 5 are correct and complete as of the date of this Agreement, and will be complete and correct as of the Closing Date (as though made then and as through the Closing Date):

            (a) Power; Binding Agreement. Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Parent and the Purchaser each have the power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Parent and the Purchaser will not violate any other agreement to which either of them is a party. This Agreement has been duly and validly executed and delivered by each of Parent and the Purchaser and constitutes a valid and binding agreement of each of Parent and the Purchaser, enforceable against each of Parent and the Purchaser in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

            (b) No Conflicts. Except for filings under the HSR Act and the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by each of Parent and the Purchaser, the consummation by each of Parent and the Purchaser of the transactions contemplated hereby and the compliance by Parent and the Purchaser with the provisions hereof and (ii) none of the execution and delivery of this Agreement by each of Parent and the Purchaser, the consummation by each of Parent and the Purchaser of the transactions contemplated hereby or compliance by each of Parent and the Purchaser with any of the provisions hereof, except in cases in which any conflict, breach, default or violation described below would not interfere with the ability of Parent or the Purchaser to perform their respective obligations hereunder, shall (A) conflict with or result in any breach of any organizational documents applicable to either of Parent or the Purchaser, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which either of Parent or the Purchaser is a party or by which either of Parent or the Purchaser or any of their properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to either of Parent or the Purchaser or any of their properties or assets.

            (c) No Finder's Fees. Neither Parent nor the Purchaser has any liability or obligation to pay broker's, finder's, financial adviser's or other similar fee or commission to any broker, investment banker, financial advisor or other person in connection with the transactions contemplated by this Agreement or the Merger Agreement for which any Stockholder could become liable or obligated.

         6. Release by Parent and the Purchaser; Covenant Not to Sue.

            (a) Effective as of the Effective Time, Parent and the Purchaser (which includes its successor, the Surviving Corporation) each does fully and forever release, remise and discharge each Stockholder from any and all actions, charges, controversies, demands, causes of action, suits, arbitration, rights, and claims whatsoever for debts, sums of money, legal fees and costs, including, without limitation, attorneys' fees, and damages, whatsoever, known or unknown, suspected or unsuspected, which Parent, the Purchaser and/or the Surviving Corporation ever had, now has or shall have (whether in law, equity or otherwise), against such Stockholder, for or by reason of any act, event, matter, omission or thing whatsoever that occurred on or prior to the Effective Time (except for any claim arising directly out of this Agreement), whether arising under (i) any agreement or contract, written or oral, (ii) common law or at equity or (iii) any federal, state, local or other applicable law, rule, regulation, ordinance or public policy (collectively, the "Stockholder Obligations").

            (b) Parent and the Purchaser (which includes its successor, the Surviving Corporation) each hereby represents and warrants to each Stockholder that, as of the Effective Time, it has not caused or permitted to be filed on its behalf, and Parent and the Purchaser (which includes its successor, the Surviving Corporation) each agrees that, from and after the Effective Time, it will not cause or permit to be filed on its behalf, any claim, charge, lawsuit, grievance or cause of action against such Stockholder with respect to any Stockholder Obligation.

         7. Release by each Stockholder; Covenant Not to Sue.

            (a) Effective as of the Effective Time, each Stockholder does fully and forever release, remise and discharge Parent and the Purchaser (which includes its successor, the Surviving Corporation) from any and all actions, charges, controversies, demands, causes of action, suits, arbitration, rights, and claims whatsoever for debts, sums of money, legal fees and costs, including, without limitation, attorneys' fees, and damages, whatsoever, known or unknown, suspected or unsuspected, which any Stockholder ever had, now has or shall have (whether in law, equity or otherwise), against Parent, the Purchaser and/or the Surviving Corporation, for or by reason of any act, event, matter, omission or thing whatsoever that occurred on or prior to the Effective Time (except for any claim arising directly out of this Agreement and/or the Merger Agreement), whether arising under (i) any agreement or contract, written or oral, (ii) common law or at equity or (iii) any federal, state, local or other applicable law, rule, regulation, ordinance or public policy (collectively, the "Parent Obligations").

            (b) Each Stockholder hereby represents and warrants to Parent and the Purchaser (which includes its successor, the Surviving Corporation) that, as of the Effective Time, it has not caused or permitted to be filed on its behalf, and each Stockholder agrees that, from and after the Effective Time, it will not cause or permit to be filed on its behalf, any claim, charge, lawsuit, grievance or cause of action against Parent or the Purchaser (which includes its successor, the Surviving Corporation) with respect to any Parent Obligation.

         8. The Surviving Corporation. The Purchaser acknowledges and agrees, as of the Effective Time, this Agreement and all of its obligation hereunder shall be binding upon its successor, the Surviving Corporation, and inure to the benefit of the other parties named herein and their respective successors and permitted assigns.

         9. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall use commercially reasonable efforts to execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         10. Stop Transfer. Each Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Securities" shall refer to and include the Securities as well as all such stock dividends and distributions and any shares into which or for which any and all of the Securities may be changed or exchanged.

         11. Termination. All of the rights and obligations of the parties hereunder, including, without limitation, the covenants and agreements contained herein with respect to the Securities shall terminate upon the earlier to occur of the Effective Time and the termination of the Merger Agreement in accordance with its terms.

         12. Miscellaneous.

            (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

            (b) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. The obligations hereunder shall attach to the Securities and shall be binding upon any person or entity to which legal or beneficial ownership of the Securities shall pass, whether by operation of law or otherwise, including, without limitation, each Stockholder's administrators or successors.

            (c) Assignment. Except for the assignment of this Agreement from the Purchaser to the Surviving Corporation by the operation of law as of the Effective Time, this Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each Stockholder, Parent and the Purchaser, provided that Parent or the Purchaser may assign, in its respective sole discretion, its rights and obligations hereunder to any affiliate of Parent or any other MLB Entity without the consent of each Stockholder, but no such assignment shall relieve Parent or the Purchaser of its obligations hereunder if such assignee does not perform such obligations.

            (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

            (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or facsimile (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

                           If to any Stockholder:

                           Falconhead Capital, LLC
                           527 Madison Avenue
                           10th Floor
                           New York, NY  10022
                           Attention: Zuher Ladak and Lisa Anastos
                           Facsimile: (212) 634-3305

                           If to Parent or the Purchaser:

                           MLB Advanced Media, L.P.
                           75 Ninth Avenue
                           New York, NY  10011
                           Attention: Michael J. Mellis
                           Facsimile: (212) 485-3452

                           With a copy to:

                           Foley & Lardner LLP
                           777 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202
                           Attention: Jay O. Rothman
                           Facsimile: (414) 297-4900

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

            (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

            (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

            (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

            (i) No Waiver. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

            (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

            (k) Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof. Any court of competent jurisdiction sitting within the State of New York, New York County will be the exclusive jurisdiction and venue for any dispute arising out of or relating to this Agreement.

            (l) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

         IN WITNESS WHEREOF, Parent, the Purchaser and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                       MLB ADVANCED MEDIA, L.P.,
                                       by MLB Advanced Media, Inc.,
                                       its General Partner


                                       By:   /s/ Michael J. Mellis
                                             -----------------------------------
                                              Name:  Michael J. Mellis
                                              Title: Senior Vice President and
                                                     General Counsel


                                       MLBAM ACQUISITION CORP.


                                       By:   /s/ Robert A. Bowman
                                             -----------------------------------
                                              Name:  Robert A. Bowman
                                              Title: President and Chief
                                                     Executive Officer


                                       SPORTS CAPITAL PARTNERS, L.P.


                                       By:   /s/ David Moross
                                             -----------------------------------
                                              Name:  David Moross
                                              Title: President


                                       SPORTS CAPITAL PARTNERS (CAYMAN ISLANDS),
                                       L.P.


                                       By:   /s/ David Moross
                                             -----------------------------------
                                              Name:  David Moross
                                              Title: President


                                       SPORTS CAPITAL PARTNERS CEV, LLC

                                       By:   /s/ David Moross
                                             -----------------------------------
                                              Name:  David Moross
                                              Title: President

                                   SCHEDULE I

                                        COMMON STOCK        SERIES F PREFERRED
       NAME OF STOCKHOLDER            BENEFICIALLY OWNED    BENEFICIALLY OWNED
       -------------------            ------------------    ------------------
Sports Capital Partners, L.P.               17,024             1,180,420
Sports Capital Partners (Cayman
         Islands), L.P.                      1,580               100,685
Sports Capital Partners CEV,
             LLC                           107,580             2,052,228

                                    EXHIBIT A

                           CERTIFICATE OF DESIGNATION
                                   (attached)

                                                           STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 06/12/2001
                                                          010281165 - 2474671

                               TICKETS.COM, INC.

                     CERTIFICATE OF THE POWERS,DESIGNATIONS,

                          PREFERENCES AND RIGHTS OF THE

             SERIES F SENIOR CUMULATIVE REDEEMABLE PREFERRED STOCK,

                          PAR VALUE $0.000225 PER SHARE

         Pursuant to Section 151 of the Delaware General Corporation Law

            The undersigned, W.Thomas Gimple, Chief Executive Officer of Tickets.com, Inc., a Delaware corporation(the "Corporation"),DOES HEREBY CERTIFY that the following resolution, creating a series of 28,333,333 shares of preferred stock was duly adopted by the Board of Directors of the Corporation (the "Board of Directors"), on June 6, 2001.

            WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), to provide by resolution or resolutions for the issuance of shares of preferred stock, par value $0.000225 per share, of the Corporation, in one or more classes or series with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in the Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

            WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series.

            NOW, THEREFORE BE IT RESOLVED:

            1. Designation and Number of Shares. There shall be hereby created and established a series of preferred stock designated as "Series F Senior Cumulative Redeemable Preferred Stock" (the "Series F Preferred Stock"). The authorized number of shares of Series F Preferred Stock shall be 28,333,333. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 10 below.

            2. Rank.

                  (a) The Series F Preferred Stock shall with respect to dividends, distributions of assets and rights upon the occurrence of a Liquidation rank senior to (i) all classes of common stock of the Corporation (including, without limitation, the Common Stock, par value $0.000225 per share, of the Corporation (the "Common Stock")) and (ii)each other class or series of Capital Stock of the Corporation (the "Junior Stock") hereafter created which does not expressly rank pari passu with or senior to the Series F Preferred Stock.

                  (b) The Series F Preferred Stock shall, with respect to payment of the Participation Payment upon the occurrence of a Sale Transaction, rank senior to the Junior Stock.

                  (c) Notwithstanding anything to the contrary contained in the Certificate of Incorporation, the vote of the holders of a majority of the Series F Preferred Stock shall be a prerequisite to the designation or issuance of any shares of Capital Stock ranking pari passu with or senior to the Series F Preferred Stock in the event of a Liquidation or with respect to the payment of dividends or the Participation Payment.

            3. Dividends.

                  (a) If the Corporation declares and pays cash dividends on the Common Stock then, in that event, the holders of shares of Series F Preferred Stock shall be entitled to share in such dividends on a pro rata basis, as if their shares had been converted into shares of Common Stock pursuant to Section 7(a) below immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends.

                  (b) The holders of shares of Series F Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends at an annual rate equal to the excess(if any) of (i)9% of the Accreted value over (ii) any cash dividends paid in accordance with Section 3(a) above, calculated on the basis of a 360-day year, consisting of twelve 30-day months, and such dividends shall accrue quarterly from the date of issuance thereof, whether or not declared. Accrued and unpaid dividends shall compound on a quarterly basis and be added to the Accreted Value of each share of Series F Preferred Stock. The Board of Directors may fix a record date for the determination of holders of shares of Series F Preferred Stock entitled to receive payment of such dividends, which record date shall not be more than sixty(60) days prior to the applicable dividend payment date. All accrued and unpaid dividends, if any, shall, to the extent funds are legally available therefor, be mandatorily paid immediately prior to the earlier to occur of (i) a Liquidation, (ii) an optional conversion of shares of Series F Preferred Stock pursuant to Section 7(a) below,(iii) an automatic conversion of shares of Series F Preferred Stock pursuant to Section 7(b) below and (iv) a redemption of shares of Series F Preferred Stock pursuant to Section 5 hereof (the "Mandatory Dividend Payment Date").

                  (c) On the Mandatory Dividend payment Date, all accrued dividends shall be paid,(x) in the case of a Liquidation or a redemption pursuant to Section 5 below, in cash, (y) in the case of an optional conversion or an automatic conversion triggered by a Sale Transaction, in shares of Common Stock or in cash, at the option of the holders of a majority of the shares of the series F Preferred Stock. If dividends are to be paid in shares of Common Stock pursuant to the preceding sentence, the value of such shares shall be determined, (A) in the case of a Sale Transaction (other than as set forth in clause (B), below), by the Net Per Share Price paid for shares of Common Stock on such Sale Transaction or (B) in the case of a Sale Transaction in which no Net Per Share Price is paid for shares of Common Stock or in the case of an optional conversion of shares of Series F Preferred Stock, in good faith by the Board of Directors.

            4. Liquidation Preference.

                  (a) Participation Payment. Upon the occurrence of a Liquidation, the holders of shares of Series F Preferred Stock shall be entitled
(i) to be paid for each share of Series F Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to the sum of (A) the Accreted Value per share plus (B) as provided in Section 3 above, all accrued and unpaid dividends, if any, with respect to each share of Series F Preferred Stock, up to the date fixed for such liquidation (together with the Accreted Value, the "Participation Payment"), before any payment or distribution is made to any Junior Stock, and (ii) such number of fully paid and non-assessable shares of Common Stock as is equal to the product of the number of shares of Series F Preferred Stock held thereby and the quotient of (X) the Accreted Value divided by (Y) the conversion price of $0.60 per share, subject to the adjustment as provided in Section 7(d) below. If the assets of the Corporation available for distribution to the holders of shares of Series F Preferred Stock shall be insufficient to permit payment in full to such holders of the sums to which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of shares of Series F Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

                  (b) No Additional payment. After the holders of all shares of Series F Preferred Stock shall have been paid in full the amounts to which they are entitled in Section 4(a) above, the holders of shares of Series F Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of the Junior Stock.

                  (d) Notice. Written notice of a Liquidation stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of shares of Series F Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

                  (e) Sale Transactions. A Sale Transaction shall be deemed to be a Liquidation pursuant to this Section 4, and the shares of Series F Preferred Stock shall automatically convert into the consideration specified in
Section 7(b) hereof.

            5. Redemption.

                  (a) Optional Redemption.

                        (i) The Corporation shall not have any right to redeem any shares of Series F Preferred Stock prior to June 11, 2003. On and after June 12, 2003, but prior of June 11, 2006 (any such date, an "Optional Redemption Measurement Date"), if the Redemption Per Share Price on such Optional Redemption Measurement Date exceeds the amounts set forth in the chart that follows with respect to such applicable Optional Redemption Date (expressed as a percentage of the Conversion Price), (the "Hurdle Rate"), the Corporation shall have the right, as its sole option and election, to redeem (unless otherwise prevented by law) all, but not less than all, of the shares of Series F Preferred Stock in cash, at a price per share equal to the greater of either (i) the sum of (x) the Accreted Value plus (y) as provided in Section 3 above, all accrued and unpaid dividends through the Optional Redemption Measurement Date, if any, with respect to each share of Series F Preferred Stock, or (ii) the product of the Per Share Price as of the Optional Redemption Measurement Date and the number of shares of common Stock into which the Series F Preferred Stock is convertible on such date (as provided in Section 7(a) below, in immediately available funds:

                                                 HURDLE RATE AS A PERCENTAGE
IF REDEEMED DURING THE PERIOD                      OF THE CONVERSION PRICE
-----------------------------                    ---------------------------
June 12, 2003 to June 11, 2004                             200%
June 12, 2004 to June 11, 2005                             250%
June 12, 2005 to June 11, 2006                             300%

                        (ii) Written notice of any election by the Corporation to redeem the shares of Series F Preferred Stock pursuant to this Section 5(a) and the date selected for such redemption (the "Optional Redemption Date") shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than thirty (30), nor more than sixty (60), days prior to such Optional Redemption Date to the holders of record of the shares of Series F Preferred Stock such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The total sum payable per share of Series F Preferred Stock to be redeemed (the "Optional Redeemed Shares") on such Optional Redemption Date is referred to as the "Optional Redemption Price," and the payment to be made on such Optional Redemption Date for the Optional Redeemed Shares is referred to as the "Optional Redemption Payment." The Optional Redemption Payment shall be made by wire transfer of immediately available funds to accounts designated in writing by the holders of shares of Series F Preferred Stock. Upon notice from the Corporation, each holder of shares of Series F Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series F Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. Notwithstanding anything to the contrary set forth in this Certificate of Designation, any holder of Series F Preferred Stock may convert its shares of Series F Preferred Stock pursuant to
Section 7(a) until the Optional Redemption Price has been paid by the Corporation to any such holders hereof.

                        (iii) Termination of Rights. If shares of Series F Preferred Stock are to be redeemed pursuant to Section 5(a) above, then on and after such Optional Redemption Date, all rights of any holder of such shares of Series F Preferred Stock shall cease and terminate; and such Optional Redeemed Shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, if the Corporation defaults in the payment of the Optional Redemption Payment, the rights of the holders of such shares of Series F Preferred Stock shall continue until the Corporation cures such default.

                  (b) Automatic Redemption. On the date that is five (5) years after the date shares of Series F Preferred Stock are initially issued (the "Automatic Redemption Date"), such shares of Series F Preferred Stock shall automatically, with no further action required to be taken by the Corporation or the holder thereof, be redeemed (unless otherwise prevented by law) in cash, at a redemption price per share equal to the greater of (i) the Accreted Value plus, as provided in Section 3 above, all accrued and unpaid dividends through the Automatic Redemption Date, if any, with respect to each share of Series F Preferred Stock or (ii) the product of the Per Share Price and the number of shares of Common Stock into which the Series F Preferred Stock is convertible on such Automatic Redemption Date. Written notice of such Automatic Redemption Date shall be delivered in person, mailed by certified mail, return receipt requested , mailed by overnight mail or sent by telecopier not less than thirty (30), nor more than sixty (60), days prior to the Automatic Redemption Date to the holders of record of the shares of Series F Preferred Stock such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The total sum payable per share of Series F Preferred Stock to be redeemed (the "Redeemed Shares") on the Automatic Redemption Date is referred to as the "Redemption Price," and the payment to be made on the Automatic Redemption Date for the Redeemed Shares is referred to as the "Redemption Payment." The Redemption Payment shall be made by wire transfer of immediately available funds to accounts designated in writing by the holders of shares of Series F Preferred Stock. Upon notice from the Corporation, each holder of shares of Series F Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series F Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. Notwithstanding anything to the contrary set forth in this Certificate of Designation, any holder of Series F Preferred Stock may convert its shares of Series F Preferred Stock pursuant to Section 7(a) hereof until the Redemption Price has been paid by the Corporation to any such holders hereto.

                        (i) Termination of Rights. If shares of Series F Preferred Stock are to be redeemed pursuant to Section 5(b) above, then, except as set forth in Section 5(b)(ii) below, on and after the Automatic Redemption Date, all rights of any holder of such shares of Series F Preferred Stock shall cease and terminate; and such Redeemed Shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, if the Corporation defaults in the payment of the Redemption Payment, the rights of the holders of such shares of Series F Preferred Stock shall continue until the Corporation cures such default.

                        (ii) Insufficient Funds for Redemption. If the funds of the Corporation available for redemption of the Redeemed Shares on the Automatic Redemption Date are insufficient to redeem the Redeemed Shares on such date, the holders of Redeemed Shares shall share ratably in any funds available by law for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Automatic Redemption Date were redeemed in full. Any Redeemed Shares that the Corporation is not able to redeem on the Automatic Redemption Date due to insufficient funds shall continue to be outstanding until redeemed and dividends on such shares shall continue to accrue and cumulate until redeemed. The Corporation shall in good faith use all reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions that prevented the Corporation from paying the Redemption Price and redeeming all of the Redeemed Shares. At any time thereafter when additional funds of the Corporation are available by law for the redemption of the Redeemed Shares, such funds shall be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are available, on the basis set forth above.

            6. Voting Rights.

                  (a) In addition to the voting rights to which the holders of Series F Preferred Stock are entitled under or granted by Delaware law, the holders of Series F Preferred Stock shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders or in any written consent in lieu of meeting, on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any). With respect to any such vote, each share of Series F Preferred Stock shall entitle the holder thereof to cast that number of votes as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series F Preferred Stock into shares of Common Stock pursuant to Section 7(a) below on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.

                  (b) From and after the date hereof, General Atlantic Partners 74, L.P. ("GAP LP"), GAP Coinvestment Partners II, L.P. ("GAP

Coinvestment"), GapStar, LLC("GapStar") and/or any Affiliate thereof in the aggregate own at least a majority of the outstanding shares of Series F Preferred Stock, then the holders of shares of Series F Preferred Stock, voting as a separate class, shall be entitled to elect two directors of the Corporation(the "Series F Directors"). In addition, from and after August 15, 2001, if GAP LP, GAP Coinvestment and GapStar and/or any Affiliate thereof in the aggregate own at least a majority of the outstanding shares of Series F Preferred Stock, then the holders of shares of Series F Preferred Stock, voting as a separate class, shall be entitled to elect one additional director of the Corporation (the "Additional Series F Director").

                  (c) Extraordinary Actions. Notwithstanding anything otherwise to the contrary contained in this Certificate of Designation or the Certificate of Incorporation, provided that fifty percent(50%) of the shares of Series F Preferred Stock remain outstanding, none of the following actions may be taken, directly or indirectly by the Corporation ("Extraordinary Actions") without the approval of the holders of a majority of all issued and outstanding shares of Series F Preferred Stock voting together as a single class, in person or by proxy, at a special or annual meeting or by written consent:

                        (i) any modification, amendment or alteration or change to the Certificate of Incorporation or the bylaws of the Corporation that would affect the rights, preferences, powers (including, without limitation, voting powers)and privileges of the Series F Preferred Stock;

                        (ii) the issuance, reservation for issuance or authorization of any Capital Stock of the Corporation (excluding shares issuable upon the exercise conversion of the Series F Preferred Stock or any other securities convertible into or exchangeable for shares of capital stock issued and outstanding on the date hereof and shares of Common Stock issuable upon exercise of options granted pursuant to the Stock Option Plan), or any increase or decrease in the authorized number of shares of Series F Preferred Stock;

                        (iii) the redemption for cash of any Capital Stock that is junior to, or pari passu with, the Series F Preferred Stock (other than the repurchase of unvested Common Stock from employees, directors or consultants upon termination of their employment with, or service to, the Corporation);

                        (iv) the declaration or payment of any dividend or other distribution on or in respect of any Capital Stock that is junior to or pari passu with the Series F Preferred Stock (other than dividends payable to holders of Series F Preferred Stock and stock dividends);

                        (v) any action that results in a deemed dividend to the Series F Preferred Stock under section 305 of the Internal Revenue Code;

                        (vi) the Corporation or any of its Subsidiaries issuing, assuming or otherwise becoming liable for any long term debt in excess of $3,000,000 in the aggregate;

                        (vii) the Corporation making or causing any Subsidiaries of the Corporation to make, an aggregate amount of capital expenditures in excess of (i) $1,500,000 individually or $4,000,000 in the aggregate in any 12-month period, or (ii) $1,000,000, not included in the annual operating budget

                        (viii) any change in the material accounting methods or policies of the Corporation;

                        (ix) approval of the Liquidation of the Corporation or the approval, authorization or recommendation of any Sale Transaction; and

                        (x) any modification of the number of directors constituting the entire Board of Directors or any amendment or modification of this Section 6(c).

                  (d) In order to effect the provisions of Section 6(b), the Series F Preferred Stock shall vote together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon, if any) with respect to the election of all of the directors of the Corporation. If the conditions set forth in the first sentence of Section 6(b) necessary for the holders of shares of Series F preferred Stock to vote as a separate class for the election of directors are not satisfied, the Series F Preferred Stock shall vote together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon, if any) with respect to the election of all of the directors of the Corporation elected by such holders. At any meeting held for the purpose of electing directors or approving an Extraordinary Action, at a time when the holders of shares of Series F Preferred Stock are entitled to vote as a separate class for the election of directors and approval of an Extraordinary Action, the presence in person or by proxy of the holders of a majority of the shares of Series F Preferred Stock then outstanding shall constitute a quorum of the Series F Preferred Stock for the election of the Series F Directors and the Additional Series F Director and approval of an Extraordinary Action; the holders of shares of Series F Preferred Stock shall be entitled to cast one vote per share of Series F Preferred Stock in any such election; and the Series F Directors and the Additional Series F Director shall be elected, or the Extraordinary Action approved by the affirmative vote of the holders of a majority of the outstanding shares of Series F Preferred Stock. A vacancy in the directorship filled by the holders of the Series F Preferred Stock voting as a separate class pursuant to this Section 6(d) shall be filled only by vote or written consent of the holders of shares of Series F Preferred Stock.

            7. Conversion.

                  (a) Optional Conversion. Any holder of shares of Series F Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 7, any or all of such holder's shares of Series F Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of the number of shares of Series F Preferred Stock being so converted multiplied by the quotient of (i) the Accreted Value divided by (ii) the conversion price of $0.60 per share, subject to adjustment as provided in
Section 7(d) below (such price as in clause (ii), the "Conversion Price"). Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series F Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series F Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Series F Preferred Stock and specifying the name of names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(j) below. All certificates representing shares of Series F Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any shares of Series F Preferred Stock, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and non-assessable shares of Common Stock into which such shares are entitled to be converted and, to the extent funds are legally available therefor, an amount equal to all accrued and unpaid dividends, if any, payable with respect to such shares in accordance with
Section 3 above. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

                  (b) Automatic Conversion.

                        (i) Simultaneously with the closing of a Sale Transaction, each outstanding share of Series F Preferred Stock shall be automatically converted, with no further action required to be taken by the Corporation or the holder thereof, into the following:

                              (A) the Participation Payment; and

                              (B) the number of fully paid and non-assessable
shares of Common Stock equal to the product of the number of shares of Series F

Preferred Stock being converted and the quotient of (x) the Accreted Value divided by (y) the Conversion Price then in effect (after giving effect to any adjustments pursuant to Section 7(d) below).

                        (ii) The Participation Payment set forth in Section 7(b)(i) above shall be in addition to and not in lieu of accrued and unpaid dividends, if any, payable in accordance with Section 3 above and shall be payable, to the extent funds are legally available therefor, in the case of a Sale Transaction, in cash or, at the option of the holders of a majority of shares of Series F Preferred Stock, in shares of Common Stock if such shares remain outstanding following the Sale Transaction or in the consideration to be received by holders of shares of Common Stock. If the Participation Payment is to be paid in shares of Common Stock, the value of such shares of Common Stock shall be determined (A) in the case of a Sale Transaction (other than as set forth in clause (B), below), by the Net Per Share Price paid for shares of Common Stock in such Sale Transaction, or (B) in the case of a Sale Transaction in which no Net Per Share Price is paid for shares of Common Stock, in good faith by the Board of Directors.

                        (iii) Any securities of the surviving Person to be delivered to the holders of shares of Series F Preferred Stock pursuant to this
Section 7(b) shall be valued as follows:

                              (A) With respect to securities that do not
constitute "restricted securities," as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, the value shall be deemed to be the Current Market Price of such securities as of three (3) days prior to the date of distribution.

                              (B) With respect to securities that constitute
"restricted securities," as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, and that are of the same class or series as securities that are publicly traded, the value shall be adjusted to make an appropriate discount from the value as set forth in Section 7(b)(iii)(A) above to reflect the appropriate fair market value thereof, as mutually determined by the Board of Directors and the holders of a majority of the shares of Series F Preferred Stock, or if there is no active public market with respect to such class or series of securities, such securities shall be valued in accordance with Section 7(b)(iii)(A) above, giving appropriate weight, if any, to such restriction as determined in good faith by the Board of Directors.

                        (iv) Immediately upon conversion as provided herein, each holder of shares of Series F Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such holder's shares of Series F Preferred Stock, notwithstanding that the share register of the Corporation shall then be closed or that certificates representing the Common Stock shall not then actually be delivered to such Person. Upon written notice from the Corporation, each holder of shares of Series F Preferred
Stock so converted shall promptly surrender to the Corporation at its principal place of business to be maintained by it (or at such other office or agency of the Corporation as the Corporation may designate by such notice to the holders of shares of Series F Preferred Stock) certificates representing the shares so converted.

                  (c) Termination of Rights. On the date of such optional conversion pursuant to Section 7(a) above or of such automatic conversion pursuant to Section 7(b) above, all rights with respect to the shares of Series F Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series F Preferred Stock have been converted, (ii) receive the Participation Payment in the case of an automatic conversion pursuant to Section 7(b) above, (iii) the payment of dividends, if any, pursuant to Section 3 above and (iv) exercise the rights to which they are entitled as holders of Common Stock.

                  (d) Antidilution Adjustments. The Conversion Price, and the number and type of securities to be received upon conversion of shares of Series F Preferred Stock, shall be subject to adjustment as follows:

                        (i) Dividend, Subdivision, Combination or
Reclassification of Common Stock. In the event that the Corporation shall at any time or from time to time, prior to conversion of shares of Series F Preferred Stock (w) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Capital Stock, (x) subdivide the outstanding shares of Common Stock into a larger number of shares,(y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this
Section 7(d)), then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series F Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series F Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7 (d)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

                        (ii) Issuance of Common Stock or Common Stock Equivalent below Conversion Price.

                              (A) If the Corporation shall at any time or from
time to time prior to conversion of shares of Series F Preferred Stock, issue or sell any shares of Common Stock or Common Stock Equivalents at a price per share of Common Stock (the "New Issue Price") that is less than the Conversion Price then in effect as of the record date or Issue Date (as defined below), as the case may be (the "Relevant Date") treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to (X) the sum of the price for such Common Stock Equivalent plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent divided by (y) the number of shares of Common Stock initially underlying such Common Stock Equivalent), other than
(A) issuances or sales for which an adjustment is made pursuant to another clause of this Section 7 (d) and (B) issuances in connection with an Excluded Transaction, then and in each such case, the Conversion price then in effect shall be adjusted to equal the New Issue Price.

                  (B) Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued, and shall become effective retroactively (X) in the case of an issuance to the stockholders of the Corporation, as such, to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such shares of Common Stock or Common Stock Equivalents and (y) in all other cases, on the date (the "Issue Date") of such issuance; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 7 (d)(ii) shall only be made upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised.

                  (C) In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith, as determind in good faith by the Board of Directors.

                  (D) If any Common Stock Equivalents (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 7(d)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such Common Stock Equivalents there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted) in order to (1) eliminate from the computation any additional shares of Common Stock corresponding to such Common Stock Equivalents as shall have expired or terminated, (2) treat the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such Common Stock Equivalents as having been issued for the consideration actually received and receivable therefor and (3) treat any of such Common Stock Equivalents which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time.

                              (iii) Certain Distributions. In case the
Corporation shall at any time or from time to time, prior to conversion of shares of Series F Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding cash dividends in which holders of shares of Series F Preferred Stock participate, in the manner provided in
Section 3, dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 7(d) and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); provided, however, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Series F Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series F Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                              (iv) Other Changes. In case the Corporation at any
time or from time to time, prior to the conversion of shares of Series F Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Sections 7(d)(i), (ii) or (iii) above or Section 7(g) below (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Price as a result of such action, then, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series F Preferred Stock).

               (v) No Adjustment. Notwithstanding anything herein to the contrary, no adjustment under this Section 7(d) need be made to the Conversion Price if the Corporation receives written notice from holders of a majority of the outstanding shares of Series F Preferred Stock that no such adjustment is required.

            (e) Abandonment. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price shall be required by reason of the taking of such record.

            (f) Certificate as to Adjustments. Upon any adjustment in the Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) days) following any of the foregoing transactions deliver to each registered holder of shares of Series F Preferred Stock a certificate, signed by an executive officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

            (g) Reorganization, Reclassification. In case of any merger or consolidation of the Corporation (other than a Sale Transaction except as provided below) or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value)(each, a "Transaction"), the Corporation shall execute and deliver to each holder of shares of Series F Preferred Stock at least twenty (20) Business Days prior to effecting such Transaction a certificate, signed by an executive officer of the Corporation, stating that the holder of each share of Series F Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series F Preferred Stock, a security identical to (and not less favorable than) the Series F Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction.

            (h) Notices. In case at any time or from time to time:

               (w) the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock;

               (x) the Corporation shall authorize the granting to the holders of its Common Stock rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any other rights or warrants;

               (y) there shall be any Transaction; or

               (z) there shall occur a Sale Transaction;

then the Corporation shall mail to each holder of shares of Series F Preferred Stock at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such Transaction, or Sale Transaction is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property of cash deliverable upon such Transaction or Sale Transaction. Notwithstanding the foregoing, in the case of any event to which Section 7(g) above is applicable, the Corporation shall also deliver the certificate described in Section 7(g) above to each holder of shares of Series F Preferred Stock at least twenty (20) Business Days' prior to effecting such reorganization or reclassification as aforesaid.

            (i) Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series F Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series F Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series F Preferred Stock; provided that (x) the holders of shares of Series F Preferred Stock vote such shares in favor of any such action that requires a vote of stockholders and (y) such holders cause the Series F Director to vote in favor of any such action that requires a vote of the Board of Directors.

            (j) No Conversion Tax or Charge. The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series F Preferred Stock shall be made without charge to the converting holder of shares of Series F Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series F Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series F Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

      8. Certain Remedies. Any registered holder of shares of Series F Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

      9. Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day, such payment shall be made on the immediately succeeding Business Day.

      10. Definitions. As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

      "Accreted Value" means, with respect to each share of Series F Preferred Stock, an amount equal to the Stated Value per share of Series F Preferred Stock plus an amount equal to any dividends accrued but not yet under Section 3(b).

      "Additional Series F Director" shall have the meaning ascribed to it in
Section 6(b) hereof.

      "Affiliate" shall mean any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. In addition, the following shall be deemed to be Affiliates of GAP Coinvestment, GAP LP and GapStar: (a) GAP LLC, the members of GAP LLC, the limited partners of GAP Coinvestment and the limited partners of GAP LP; (b) any Affiliate of GAP LLC, the members of GAP LLC, the limited partners of GAP Coinvestment and the limited partners of GAP LP; and (c) any limited liability company or partnership a majority of whose members or partners, as the case may be, are members or former members of GAP LLC or consultants or key employees of General Atlantic Service Corporation, a Delaware corporation and an Affiliate of GAP LLC. In addition, GAP LP, GapStar and GAP Coinvestment shall be deemed to be Affiliates of one another.

      "Automatic Redemption Date" shall have the meaning ascribed to it in
Section 5(b) hereof.

      "Board of Directors" has the meaning set forth in the preamble to this Certificate of Designations.

      "Business Day" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

      "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

            "Commission" means the United States Securities and Exchange Commission.

            "Common Stock" shall have the meaning ascribed to it in Section 2(a) hereof.

            "Common Stock Equivalent" means any security or obligation which is by its terms convertible or exchangeable into shares of Common Stock or another Common Stock Equivalent, and any option, warrant or other subscription or purchase right with respect to Common Stock.

            "Conversion Price" shall have the meaning ascribed to it in Section 7(a) hereof.

            "Corporation" shall have the meaning ascribed to it in the first paragraph of this Certificate of Designation.

            "Current Market Price" per share shall mean, as of the date of determination, (a) the average of the daily Market Price under clause (a),(b)or
(c) of the definition thereof of the Common Stock during the immediately preceding thirty (30) Trading Days ending on such date, and (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

            "Excluded Transaction" means (a) any issuance of up to an aggregate of 10,506,313 shares of restricted stock or options to purchase shares of Common Stock (subject to adjustment in the event of stock splits, combinations or similar occurrences) to employees, officers or directors of the Corporation pursuant to the Stock Option Plan or and (b) any issuance of Common Stock (i) upon the conversion of shares of Series F Preferred Stock, (ii) as a dividend on shares of Series F Preferred Stock or (iii) upon conversion or exercise of any Common Stock Equivalents and/or (c) any issuance of Common Stock in connection with any Participation Payment.

            "Extraordinary Actions" shall have the meaning ascribed to it in
Section 6(c) hereof.

            "GAP Coinvestment" shall have the meaning ascribed to it in Section 6(b) hereof.

            "GAP LLC" means General Atlantic Partners, LLC, a Delaware limited liability company and the general partner of GAP LP and the managing member of GapStar, and any successor to such entity.

            "GAP LP" shall have the meaning ascribed to it in Section 6(b) hereof.

            "GapStar" shall have the meaning ascribed to it in Section 6(b) hereof.

            "Hurdle Rate" shall have the meaning ascribed to it in Section 5(a) hereof.

            "Issue Date" shall have the meaning ascribed to it in Section 7(d)(ii) hereof.

            "Junior Stock" shall have the meaning ascribed to it in Section 2(a) hereof.

            "Liquidation" shall mean the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

            "Mandatory Dividend Payment Date" shall have the meaning ascribed to it in Section 3(b) hereof.

            "Market Price" shall mean, as of the date of determination, (a) if the Common Stock is listed on a national securities exchange, the closing price per share of Common Stock on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading; or(b) if the Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of the Common Stock on such date; or (c) if there shall have been no trading on such date) or if the Common Stock is not designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the reported closing bid and asked prices of the Common Stock on such date as shown by the NASDAQ and reported by any member firm of the New York Stock Exchange selected by the Corporation; or (d) if none of (a),(b)or (c)is applicable, a market price per share determined in good faith by the Board of Directors.

            "NASDAQ" means the National Market System of the National Association of Securities Dealers, inc. Automated Quotations System.

            "Net Per Share Price" shall mean an amount equal to a quotient expressed as a fraction (a) the numerator of which shall be the aggregate dollar amount paid to the stockholders of the Corporation as consideration in a Sale Transaction and (b) the denominator of which shall be the number of shares of Common Stock outstanding on a fully diluted basis. In determining the aggregate dollar amount paid to the stockholders of the Corporation as consideration in a Sale Transaction, any securities of the surviving Person or securities of the Corporation other than Common Stock shall be valued as follows:

                  (i) With respect to securities that do not constitute "restricted securities," as such term is defined in Rule 144(a)(3) promulgated under the

Securities Act, the value shall be the Current Market Price of such securities as of three (3) days prior to the date of distribution.

                  (ii) With respect to securities that constitute "restricted securities," as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, and that are of the same class or Series F securities that are publicly traded, the value shall be adjusted to make an appropriate discount from the value as set forth above in clause (i) to reflect the appropriate fair market value thereof, as mutually determined by the Board of Directors and the holders of a majority of the shares of Series F Preferred Stock, or if there is no active public market with respect to such class or series of securities, such securities shall be valued in accordance with clause (i) above, giving appropriate weight, if any, to such restriction as determined in good faith by the Board of Directors.

            "New Issue Price" shall have the meaning ascribed to it in Section 7(d)(ii) hereof.

            "Optional Redeemed Shares" shall have the meaning ascribed to it in
Section 5(a) hereof.

            "Optional Redemption Date" shall have the meaning ascribed to it in
Section 5(a) hereof.

            "Optional Redemption Payment" shall have the meaning ascribed to it in Section 5(a) hereof.

            "Optional Redemption Price" shall have the meaning ascribed to it in Section 5(a) hereof.

            "Participation Payment" shall have the meaning ascribed to it in
Section 4(a) hereof.

            "Per Share Price" as of any date, shall mean the volume-weighted average trading price of a share of Common Stock, as reported on the NASDAQ or such other exchange or quotation system that may on such date constitute the primary exchange or quotation system on which the shares of Common Stock are then listed or quoted, on each of the twenty(20) consecutive Trading Days ending on and including the Trading Day prior to such date.

            "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

            "Redeemed Shares" shall have the meaning ascribed to it in Section 5(b) hereof.

            "Redemption Payment" shall have the meaning ascribed to it in
Section 5(b) hereof.

            "Redemption Per Share Price" as of any date, shall mean the volume-weighted average trading price of a share of Common Stock, as reported on the NASDAQ or such other exchange or quotation system that may on such date constitute the primary exchange or quotation system on which the shares of Common Stock are then listed or quoted, on each of the ninety (90) consecutive Trading Days ending on and including the Trading Day prior to such date

            "Redemption Price" shall have the meaning ascribed to it in Section 5(b) hereof.

            "Relevant Date" shall have the meaning ascribed to it in Section 7(d)(ii) hereof.

            "Sale Transaction" shall mean (a) (i) the merger or consolidation of the Corporation into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Corporation or (iii) a tender offer or other business combination if, in the case of (i), (ii) or
(iii), the stockholders of the Corporation prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving Person,
(b) the voluntary sale, conveyance, exchange or transfer to another Person of
(i) the voting Capital Stock of the Corporation if, after such sale, conveyance, exchange or transfer, the stockholders of the Corporation prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of the Corporation or (ii) all or substantially all of the assets of the corporation, or (c) the sale of assets of the Corporation, other than such a sale in the ordinary course of business, the gross proceeds of which exceed $10,000,000; provided, that with respect to (b)(ii) above, for the avoidance of doubt, the sale, conveyance, exchange or transfer of the Ticketing Service Group shall be deemed to be such a Sale, conveyance or transfer of substantially all of the assets of the Corporation.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

            "Series F Directors" shall have the meaning ascribed to it in
Section 6(b) hereof.

            "Series F Preferred Stock" shall have the meaning ascribed to it in
Section 1 hereof.

            "Stated Value" means $0.60 per share for each of the then outstanding shares of Series F Preferred Stock, as adjusted for stock splits, stock dividends, contributions or other recapitalizations of the Series F Preferred Stock.

            "Stock Option Plan" means the Tickets.com, Inc. 1999 Stock Incentive Plan.

            "Subsidiaries" means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

            "Trading Day" shall mean any day for which quotations are available in respect of shares of Common Stock on the NASDAQ (or such other exchange or quotation system that may on such date constitute the primary exchange or quotation system on which the shares of Common Stock are then listed or quoted).

            "Transaction" shall have the meaning ascribed to it in Section 7(g) hereof.

            "Value" shall mean (a) in the case of a sale Transaction in which the stockholders of the Corporation receive cash as consideration, the aggregate dollar amount paid to such stockholders in such Sale Transaction or (b) in all other cases, the fair market value of the Corporation as shall be determined in good faith by the Board of Directors.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the undersigned has executed and subscribed this certificate this 12th day of June, 2001.

                                              /s/ W. Thomas Gimple
                                              ----------------------------------
                                              W. Thomas Gimple
                                              Chief Executive Officer